Cohen & Co®

COHEN & COMPANY, LTD.
Registered with the Public Company Accounting Oversight Board

800.229.1099 | 866.818.4538 FAX | cohenco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2025, relating to the financial statements and financial highlights of
Leuthold Core ETF, Leuthold Core Investment Fund, Leuthold Global Fund, Leuthold Grizzly Short Fund,
and Leuthold Select Industries ETF, each a series of Managed Portfolio Series, which are included in
Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Service Providers” in the Statements of
Additional Information.
/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
January 28, 2026